Exhibit 16.1

November 4, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We, MNP LLP (“MNP”), were previously the auditor for Charlotte's Web Holdings, Inc. (the "Company") and, under the date of March 28, 2019, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2018. MNP was dismissed as the Company’s auditor effective September 7, 2019.

We have read the Company’s statements included in Item 14 of its Form 10 under the heading “Changes in and Disagreements with Auditors on Accounting and Financial Disclosure” dated November 4, 2021, and we agree with such statements.

Very truly yours,

MNP LLP
Chartered Professional Accountants
Licensed Public Accountants